EXHIBIT 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF KANSAS
                                    AT TOPEKA


IN RE:                              )
                                    )
AFI MORTGAGE CORP.                  )     Case No.  97-43122-11-JAP
                                    )     Chapter 11
                  Debtors           )
                                    )
                                    )
IN RE                               )
                                    )
ADVANCED FINANCIAL, INC.            )     Case No. 98-41228-11-JAP
                                    )     Chapter 11
                  Debtors.          )
                                    )



                                 FIRST AMENDED
                          JOINT DISCLOSURE STATEMENT
                                      OF
                              AFI MORTGAGE, CORP.
                                      AND
                           ADVANCED FINANCIAL, INC.

                              DATED JULY 29, 1998




                                    Thomas M. Mullinix, KS #7309
                                    Joanne B. Stutz, KS #12365; MO #30820
                                    EVANS & MULLINIX, P.A.
                                    15301 West 87th Street Parkway, Ste. 220
                                    Lenexa, KS  66219-1428
                                    (913)  541-1200;  (913)  541-1010  (FAX)
                                    ATTORNEYS FOR AFI MORTGAGE, CORP. and
                                    ADVANCED FINANCIAL, INC.

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                                TABLE OF CONTENTS
ARTICLE I
INTRODUCTION.................................................................1

A.    The Disclosure Statement...............................................1
B.    Brief Explanation of Chapter 11........................................2
C.    Voting on the Plan.....................................................2
      1.  Creditors and Shareholders Entitled to Vote........................3
      2.  General Voting Instructions........................................3
D.    The Confirmation Hearing...............................................4
E.    Confirmation...........................................................4

ARTICLE II..
GENERAL BACKGROUND INFORMATION...............................................5

A     Description of Advanced's Business.....................................5
B.    Description of AFIM's Business.........................................5
      1.  Investment Policies................................................6
          a.  Investments in Real Estate Mortgages...........................6
          b.  Description of Real Estate.....................................6
      2.  Loan Servicing.....................................................6
          a.  Servicing Capability...........................................7
      3.  Loan Originations..................................................7
      4.  Loan Processing....................................................8
      5.  Types of Loans.....................................................9
      6.  Markets and Competition............................................9
      7.  Regulation.........................................................9
C.    Events Leading to The Proceedings.....................................10
D.    Operations During the Proceedings.....................................11
      1.  AFIM..............................................................11
      2.  Advanced..........................................................13
E.    Assets and Sources for Repayment of Claims............................14
      1.  Cash and Cash Equivalents.........................................14
      2.  Office Building...................................................15
      3.  Receivables.......................................................15
F.    Liquidation Analysis..................................................15
      1.  The Liquidation Analysis..........................................16
G.    Plan Confirmation Analysis............................................17
H.    Scheduled Claims......................................................17
      1.  AFIM..............................................................17
          a.  Priority Claims...............................................17
          b.  Secured Claims................................................18
          c.  General Unsecured Claims......................................18
          d.  Executory Contracts and Leases................................18
      2.  Advanced..........................................................18
          a.  Priority Claims...............................................18
          b.  Secured Claims................................................18
          c.  General Unsecured Claims......................................18
          d.  Executory Contracts and Leases................................18

I.    Real and Personal Property............................................18
      1.  AFIM..............................................................18
      2.  Advanced..........................................................19
J.    Books and Records.....................................................19
K.    Tax Aspects of the Plan...............................................19
      1.  Tax Consequences to the Debtors...................................20
          a.  General.......................................................20
          b.  Net Operating Losses..........................................20
          c.  Cancellation of Debt..........................................21
          d.  Debt Restructuring............................................21
          e.  Attribute Reduction...........................................21
          f.  Change of Ownership - I.R.C. - 382............................22
      2.  Tax Consequences to the Creditors.................................22
L.    Litigation............................................................22
M.    Management of the Debtors.............................................23
N.    Information Obtained by Plan Proponents...............................23

ARTICLE III.
SUMMARY OF THE JOINT PLAN OF REORGANIZATION.................................24

A.    General Description of the Joint Plan of Reorganization...............24
      1.  Assumptions.......................................................24
      2.  The FMIC Transaction..............................................24
B.    Designation of Classes of Claims and Interests........................26
      1.  AFIM..............................................................26
      2.  Advanced..........................................................27
      Treatment of Stock Options............................................27
      Cancellation of Interests.............................................27
C.    Details of the Plan...................................................28
      1.  Unclassified Claims...............................................28
          a.  Administrative Claims.........................................28
          b.  Priority Claims...............................................28
      2.  Classified Claims of AFIM.........................................29
          a.  Allowed Secured Claims........................................29
          b.  Allowed Unsecured Claims Without Priority.....................30
          c.  Allowed Interests of AFIM.....................................31
      3.  Classified Claims of Advanced.....................................32
          a.  Allowed Secured Claims........................................32
          b.  Allowed Unsecured Claims Without Priority.....................33
          c.  Allowed Interests of Advanced.................................34
D.    Means of Execution of the Plan........................................35
E.    Modification of the Plan..............................................36
F.    Amendment of Claims After Bar Date....................................36







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                                    EXHIBITS


Exhibit A:     Summary of AFI Mortgage,  Corp. Income Statements From 11/7/97 to
               6/30/98

Exhibit B:     Liquidation Analysis

Exhibit C:     Proposed  Acquisition  Agreement and Stock Option  Agreement with
               FMIC

Exhibit D:     Claims Analysis

                                   Article I
                                  INTRODUCTION

A.    The Disclosure Statement

      The Debtors, AFI Mortgage, Corp. and Advanced Financial, Inc., pursuant to
Section 1125 of the Bankruptcy Code, submit this Disclosure Statement to all known Creditors and holders of Claims and interests against the Debtors for the purpose of disclosing that information which the Bankruptcy Court has determined to be material and important for Claimants to make an informed decision in exercising their right to vote on the Plan. Reorganization pursuant to Chapter 11 of the Bankruptcy Code depends upon the receipt of a sufficient number of votes in favor of reorganization. Your vote, therefore, is important.

      This Disclosure Statement describes various transactions contemplated under the Plan. A copy of the Plan accompanies this Disclosure Statement. Defined terms are capitalized in both the Plan and the Disclosure Statement. See Definition of Terms, Article 1.

      THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION TO ENABLE CREDITORS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT. NO REPRESENTATIONS CONCERNING THE DEBTORS' ASSETS AND LIABILITIES (INCLUDING THOSE RELATING TO THE FUTURE BUSINESS OPERATIONS OR THE VALUE OF ANY ASSETS, PROPERTY, CREDITORS' CLAIMS OR SECURITIES TO BE ISSUED UNDER THE PLAN) INCONSISTENT WITH ANYTHING CONTAINED HEREIN HAVE BEEN AUTHORIZED. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR VOTE IN FAVOR OF ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION

      This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission: nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of the statements contained herein. There has been no independent audit of the financial information contained in this Disclosure Statement except as expressly indicated in this Disclosure Statement.

      You are urged to study the Plan in full and to consult with your counsel about the Plan and its effect, including possible tax consequences, upon your legal rights. Please read this Disclosure Statement carefully before voting on the Plan.

      Not all of the financial information contained herein is covered by a certified audit of independent public accountants. For this reason, and because of the complexity of the Debtors' financial affairs, the

Debtors are unable to represent that the information contained in this Disclosure Statement is without inaccuracy, although reasonable efforts have been made to present the information fairly and accurately. Additional financial information can be found in the Debtors' Statements of Financial Affairs, Schedules of Assets and Liabilities on file with the Bankruptcy Court, and Monthly Financial Reports filed with the Bankruptcy Court. Except as otherwise expressly indicated herein, the portions of this Disclosure Statement describing the Debtors, their business and the Plan have been prepared from information furnished by Debtors' management.

     THE DEBTORS BELIEVE CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS' CREDITORS AND SHAREHOLDERS. CONSEQUENTLY, THE DEBTORS RECOMMEND THAT ALL CREDITORS AND EQUITY SHAREHOLDERS VOTE TO ACCEPT THE PLAN.

B.    Brief Explanation of Chapter 11

      Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, the Debtors are authorized to reorganize their business for their benefit and for the benefit of Creditors and Interest Holders. Upon the filing of a petition under Chapter 11, actions by Creditors and other Claimants attempting to collect on pre-petition Claims or to foreclose upon any of the Debtors' property are automatically stayed during the pendency of the Chapter 11 case.

     In these cases the Debtors have continued in possession of their property as Debtors-in-Possession. Thus, pursuant to Section 1107(a) of the Bankruptcy Code, the Debtors are vested with substantially the same powers as a trustee under the Bankruptcy Code.

C.    Voting on the Plan

      Formulation of a plan of reorganization is the principal purpose of a Chapter 11 reorganization proceeding. The Plan is the vehicle for satisfying Claims of the Debtors' Creditors. Each Creditor entitled to vote on the Plan may cast its vote for or against the Plan by completing, dating, and signing the Ballot Form accompanying this Disclosure Statement. The Bankruptcy Court has ordered that Ballots and Objections to Confirmation of the Plan, must be received no later than 5:00 p.m. on the 24th day of August, 1998, at the offices of Debtors' Counsel, EVANS & MULLINIX, P.A., 15301 W. 87th Street Parkway, Suite 220, Lenexa, Kansas 66219-1428.

     This Disclosure Statement is intended to assist Creditors in evaluating the Plan and in determining whether to accept the Plan. UNDER THE BANKRUPTCY CODE, YOUR VOTE FOR ACCEPTANCE OR REJECTION MAY NOT BE SOLICITED UNLESS YOU RECEIVE A COPY OF

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


THIS DISCLOSURE STATEMENT PRIOR TO, OR CONCURRENTLY WITH, SUCH SOLICITATION. THE SOLICITATION OF VOTES ON THE PLAN IS GOVERNED BY THE PROVISIONS OF SECTION 1125(b) OF THE BANKRUPTCY CODE, THE VIOLATION OF WHICH MAY RESULT IN SANCTIONS BY THE COURT, INCLUDING DISALLOWANCE OF THE SOLICITED VOTE AND LOSS OF THE "SAFE HARBOR" PROVISIONS OF SECTION 1125(e) OF THE BANKRUPTCY CODE.

     1.    Creditors and Shareholders Entitled to Vote

      Only the votes of Creditors in the Classes that are impaired by the Plan will be counted to determine if the Plan is accepted by Creditors. In this case Classes 1 through 13 are impaired by the Plan and, therefore, will have their votes counted. Votes on the Plan will only be counted for those Claims that are not listed as disputed, contingent or unliquidated, and only for those Claims for which a proof of Claim was filed before the Bar Date, providing such Claim has not been disallowed or suspended prior to computation of the vote, or which have been estimated for voting purposes pursuant to an Order of the Court. The Ballot provided for voting on the Plan does not constitute a proof of Claim.

     2.   General Voting Instructions

      A ballot is enclosed with the Disclosure Statement, which has been mailed to each Creditor and equity security holder on the Court's mailing matrix. This includes Creditors listed in the Debtors' Schedules, Creditors who have filed a Proof of Claim and the known transfer agents for the publicly traded securities of Advanced. Creditors and equity security holders must complete and sign the ballot and return it to Debtors' Counsel as instructed on the ballot, in the Order accompanying this Disclosure Statement and the Plan or in the letter which may accompany this Disclosure Statement and Plan. Ballots should be returned to:

      Joanne B. Stutz
      Evans & Mullinix, P.A.
      15301 W. 87th Street, Ste 220
      Lenexa, KS  66219

      Ballots which are not signed, which do not indicate an acceptance or rejection of the Plan or which indicate both an acceptance and rejection of the Plan will not be counted. Any Creditor or equity security holder holding two or more Claims against either AFIM or Advanced must complete a separate ballot for each Claim. The ballot which accompanies the Disclosure Statement and Plan may be duplicated for this purpose.

      PLEASE DO NOT RETURN THE STOCK OR STOCK CERTIFICATES REPRESENTING YOUR SECURITIES WITH YOUR BALLOT.


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D.   The Confirmation Hearing

     The Bankruptcy Court has scheduled a hearing on Confirmation of the Plan to determine if the Plan has been accepted by the requisite number of Creditors and whether the other requirements necessary to Confirmation have been satisfied. The Confirmation Hearing is scheduled for August 26, 1998, at 1:30 p.m. Each Claimant will receive, either with this Disclosure Statement or separately, the
Bankruptcy   Court's  Notice  of  Hearing  on   Confirmation  of  the  Plan.

E.   Confirmation

     At the Confirmation Hearing, the Bankruptcy Court will determine, among other things, whether the Plan has been accepted by each impaired Class of Creditors. Under Section 1126 of the Bankruptcy Code, an impaired Class is deemed to have accepted the Plan if at least two-thirds in amount and more than one-half in number of Allowed Claims in such Class voting to accept or reject the Plan have voted in favor of acceptance.

     There are two methods by which the Plan can be confirmed: (i) the "acceptance" method, in which all impaired Classes have voted to accept the Plan as described above; and (ii) the "non-acceptance" method, in which the Plan is not accepted by one or more of the impaired Classes, provided the Bankruptcy Court finds that the Plan does not discriminate unfairly and is fair and equitable to such Class or Classes. For a Plan to be confirmed under the "non-acceptance" method, it must be accepted by at least one Class of claims or Interests which is impaired by the Plan. The Debtors may choose to rely upon the "non-acceptance" method to seek Confirmation of the Plan if it is not accepted by all impaired Classes of Creditors.

     Section 1129(b) of the Bankruptcy Code provides that the Bankruptcy Court may confirm the Plan notwithstanding its rejection by one or more impaired Classes if the Bankruptcy Court finds that the Plan is fair and equitable with respect to each impaired Class which does not accept the Plan. With respect to Classes of secured Creditors, the fair and equitable test requires that a secured Creditor (i) retain its lien(s) and receive cash payments having a present value equal to its Allowed Secured Claim, (ii) receive the proceeds from the sale of its collateral, or (iii) realize the indubitable equivalent of its Claim. With respect to a Class of unsecured Claims, the fair and equitable test requires that if each Claimant in such Class does not receive property having a present value equal to the amount of such Claimant's Allowed Claim, no Class junior can receive any property on account of such junior Claim or Interest.

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     Thus,  Classes  6,  12 and 13 may not be  entitled  to  participate  in the distributions under the Plan if Classes 1 through 5 and 7 through 10 do not vote to accept the Plan. Likewise, class 13 may not be entitled to participate in the distributions under the Plan if Class 12 does not vote to accept the Plan.

     If the Bankruptcy  Court orders  Confirmation of the Plan, then pursuant to
Section 1141(d) of the Bankruptcy Code, the Debtors are discharged from all pre-Confirmation debts except as provided in the Plan. Confirmation makes the Plan binding upon the Debtors, all Creditors, Interest Holders, and other parties-in-interest, regardless of whether they voted to accept the Plan.


                                   Article II
                         GENERAL BACKGROUND INFORMATION

The following is a general  discussion  of the business of AFI  Mortgage,  Corp.
(AFIM) and it's parent, Advanced Financial, Inc. (Advanced), (collectively "the Debtors"), the events leading to the Proceedings, and the Debtors' operations during the Proceedings.

A.    Description of Advanced's Business

     Advanced is a publicly traded company, incorporated under the laws of Delaware in September, 1986. Originally named Weincor Financial Corporation, Advanced was a shell corporation which did not conduct any business. In June, 1988, Weincor changed its name to Advanced Medical Dynamics, Inc. (AMDI) and entered into the business of selling medical equipment. At approximately the same time Advanced also began publicly trading its stock.

     In July, 1990, Advanced's principals perceived a business opportunity for expansion into the mortgage servicing industry due to the collapse of the savings and loan industry. In furtherance of this decision, on March 29, 1991, Advanced acquired Creative Financing, Inc. (CFI), a Nebraska corporation founded in February, 1982, which operated as a mortgage banker, originating and servicing one to four (1-4) family mortgages. CFI became the wholly owned subsidiary of Advanced and Advanced ceased operating as an active business, transforming itself into a holding company. In 1992, CFI's name was changed to Continental Mortgage, Inc. The name was again changed to AFI Mortgage, Corp. in November, 1994. In 1997 AFIM discontinued all of its mortgage operations and neither Advanced nor AFIM have any active business at this time.

B.   Description of AFIM's Business

      AFIM is the wholly owned subsidiary of Advanced. The following is a description of the key components of AFIM's previous business affairs.

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     1.   Investment Policies

          a.   Investments in Real Estate Mortgages

     AFIM, as an essential part of its core business, invested in real estate mortgages by acting as a loan originator. Primarily all mortgage originations were first mortgages on single family dwellings. A general description of each type of mortgage activity in which AFIM engaged, such as origination, servicing and warehousing, and the portfolio turnover rate is contained in the following sections.

          b.   Description  of Real Estate

     The only real estate owned by or in which AFIM has an investment interest is AFIM's headquarters building, which was built to house AFIM's administrative arm and which has been occupied since June, 1993. AFIM currently leases its office building to FMIC, which has expressed an interest in purchasing the building from AFIM, and subleases back a small portion for its own office.

     AFIM owns the building and land in fee simple subject to a first and second mortgage. The first mortgage has a principal balance of approximately $725,000.00, which accrues interest at a fixed rate of 11.75% percent, payable monthly, with the entire balance due and payable October 1, 1998. The balance may be prepaid at any time without penalty. In the fourth quarter of fiscal 1996, AFIM incurred a $350,000.00 second mortgage that is also due on October 1, 1998. From the sale of its mortgage servicing operations, AFIM repaid $200,000.00 of the second mortgage.

     2.   Loan Servicing

     Starting in 1991, AFIM, using capital raised through Advanced, purchased mortgage servicing rights primarily from the Resolution Trust Corporation. Between 1991 and 1994 AFIM bought and sold several servicing portfolios. At its peak AFIM serviced approximately $750 million in mortgage servicing rights with borrowers in all fifty (50) States.

     Prior to fiscal 1997 AFIM serviced substantially all the mortgage loans that it originated or purchased from failed institutions. During fiscal 1997 AFIM sold substantially all of its originated mortgage loans servicing operations. Loan servicing included collecting and remitting loan payments, making advances when required, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making inspections of the mortgage premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. AFIM received fees for servicing mortgage loans owned by investors. These fees were calculated on the outstanding principal balances of the loans serviced and were recorded as income when earned. Other fee income consisted of ancillary income (late charges, fax fees, insurance commissions, etc.) associated with loan servicing and was recorded as income when collected.

     AFIM's servicing portfolio was subject to reduction by normal amortization and prepayment or foreclosure of loans. In addition AFIM sold portions of its loan servicing rights portfolio. In general the decision to buy or sell servicing rights was based upon management's assessment of AFIM's cash

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requirements,  AFIM's  debt to  equity  ratio and  other  significant  financial ratios, the market value of servicing rights and AFIM's current and future earnings objectives. Due to AFIM's continued losses management made the decision to sell the entire servicing portfolio to satisfy as much related indebtedness as possible, enabling AFIM to significantly reduce its cash flow needs immediately.

          a.    Servicing  Capability

     A nonaffiliated third party provided electronic data processing through AFIM's IBM AS/400. This relationship and service has been terminated and AFIM no
longer  has  the  ability  to  service  mortgage   servicing   rights.

     3.   Loan Originations

     In January, 1992, AFIM expanded its mortgage banking operations to include the ability to refinance mortgage loans. This was intended to enhance AFIM's servicing portfolio in several respects. First, it allowed AFIM to retain a portion of its payoffs as new loans. Previously, the refinanced loans enhanced the value of AFIM's portfolio because the new loan had a lower note rate and a longer servicing life. During fiscal 1997, originated and refinanced mortgage loans, as well as the service rights for those loans, were sold, which increased cash flow and revenues. Second, the revenues and earnings provided by the loan originations also allowed AFIM to diversify its potential revenue producing business away from loan servicing.

     AFIM had developed an important expertise which allowed it to close new loans in several states by using closing agents and title companies without the necessity to invest in branch office overhead. This expertise was critical to the ability to place desktop installations in real estate offices nationwide. AFIM believes it was at the forefront of the industry to implement an electronic national network of convenient origination locations with transaction costs well below the traditional branch office approach. All processing and underwriting was centralized at AFIM headquarters. Eighteen desktop terminals were in operation during the fourth quarter of fiscal 1997. The system included core software capabilities which ran on a desktop or personal computer. AFIM had in-house computer oriented employees trained on the software to perform necessary software modifications as well as its installation.

     AFIM anticipated completed installations (terminals installed and operational, including the staffing of a loan officer on AFIM's payroll) of seventy (70) locations by the end of fiscal 1997. Unfortunately AFIM did not reach its goal, although it did have forty-five (45) locations at its peak. For various reasons several of these locations did not meet AFIM's profitability projections and were subsequently closed. Eighteen (18) locations were in place when AFIM sold its production platform on February 3, 1997. AFIM estimated the initial set-up cost of an office for the first ninety (90) days, including the monthly cost of licenses and equipment, office supplies, etc., to be approximately $7,000.00 per location.

     The system was initially targeted for placement in real estate brokerage companies with high residential growth. It was designed to be operated on-site by an AFIM loan representative with "expert systems" feedback to the borrower, providing an evaluation of loan balances and repayment options. Information was electronically transmitted by modem to AFIM's administrative offices, where the actual processing and underwriting was performed. The system offered the convenience of one-stop shopping for the home buyer in addition to productivity advantages for the agents. The "Step 1 Pre-Approval Process" provided the potential home buyer with a formal written pre-approval for a monthly mortgage payment based on the application in approximately forty-eight (48) hours. This allowed the home buyer and real estate agent the advantage of knowing financing opportunities prior to the negotiation of a potential contract.

      As another method of increasing mortgage loan originations, in July 1994, AFIM began mortgage production operations in the State of Washington, hiring some of the staff of a Seattle area mortgage broker. AFIM's desktop terminals were installed in two offices as a means of enhancing operating efficiencies. The predecessor organization developed an active business in non-conforming loan originations which did not meet industry standard credit, loan to value or other criteria. However, due to the high cost of the operation - $576,000.00 for the eight months in operation in fiscal 1994, - AFIM decided to sell the operation in October, 1995.

     4.   Loan Processing

     In connection with the origination of each loan, AFIM processed the loan application, prepared mortgage documentation, conducted credit checks, had the property valued by appraisers and funded the loan. Loan applications were approved by AFIM's underwriting department for compliance with underwriting criteria, including the loan-to-value ratio, the borrower's income qualification and necessary insurance. After approval AFIM's policy was to obtain pre-closing commitments from investors to purchase substantially every loan to be originated or purchased by AFIM. In the case of loans to be sold to private investors, AFIM submitted the loan file to a prospective investor for its approval.

     FNMA and FHLMC did not review individual loan files prior to issuance of commitments to purchase loans. Upon receipt of a commitment from an investor to purchase a loan or loans from AFIM once closed, AFIM issued a commitment to the prospective borrower specifying the amount of the loan, the prevailing interest rate, the fees to be paid to AFIM and the date on which AFIM's commitment expired. The actual interest rate of the loan was established prior to loan closing based upon the then prevailing interest rate, unless the borrower had purchased a "rate lock," which guaranteed a specified rate for a designated period. The normal interval of time between AFIM's issuing its commitment and the closing of a loan was one to three weeks.

     5.     Types of Loans

     Approximately half of the loans serviced by AFIM were conventional loans. AFIM emphasized the origination of "conforming" loans, which are conventional loans having principal amounts within the maximum amounts eligible for sale to FNMA and FHLMC (currently $203,150.00 for a one-family property) and which otherwise comply with FNMA and FHLMC requirements. AFIM also originated "jumbo" loans (conventional loans that exceed the maximum amounts qualifying for sale to FNMA or FHLMC but that otherwise generally comply with FNMA or FHLMC requirements and other loans that do not comply with FNMA or FHLMC requirements) but that complied with requirements for sale to private investors. It was AFIM's policy to obtain a title insurance policy on every mortgage loan. In addition substantially all of AFIM's originated loans were first mortgage loans. During the fourth quarter of fiscal 1995, AFIM did introduce a second mortgage loan program for which the originated loans were sold to private investors.

     6.   Markets  and  Competition

     The loan origination market share is somewhat diversified with a few large players and many small players. As a whole, the industry is incorporating technology and pursuing point of sale strategies to generate mortgage loan originations. AFIM believes that it was more technologically advanced than most of its peers with the exception of a few of the largest industry players. AFIM also believes that its strategies for implementing its technology and point of sale originations was unique and should have allowed it to compete even with its largest competitors. Unfortunately, due to the shortage and availability of experienced loan officers, caused by the industry's increased production volumes, AFIM was unable to attract and hire experienced loan originators to operate its desktop locations. This meant that AFIM had to hire and train less experienced personnel, creating a much longer than anticipated time frame for loan origination volumes to meet projected goals. In many cases AFIM's shortage of capital prevented AFIM from keeping the locations open in anticipation of future loan production.

     7.    Regulation

     AFIM's mortgage banking business was subject to the rules and regulations of FHA, VA, FNMA, FHLMC and GNMA with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination, provide for inspections and appraisals, require credit reports on prospective borrowers, fix maximum loan amounts and, with respect to VA loans, fix maximum interest rates. Moreover, FHA lenders such as AFIM were required annually to submit to the Federal Housing Commissioner audited financial statements. FNMA, FHLMC and GNMA required the maintenance of specified minimum net worth levels (which vary depending on the amount of the portfolio serviced). AFIM was subject to examination by the Federal Housing Commissioner at all times to assure compliance with FHA regulations, policies and procedures. Mortgage origination activities were subject to the Equal Credit Opportunity Act, Federal Truth-in Lending Act and the Real Estate Settlement Procedures

Act and the regulations promulgated thereunder, which prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit and settlement costs.]

     Additionally, there were various state laws and regulations affecting AFIM's mortgage banking operations. AFIM was licensed as a mortgage banker or retail installment lender in those states requiring such a license and in which AFIM conducted business. Conventional mortgage operations may also be subject to state usury statutes. FHA and the VA are exempt from the effect of such statutes.

C.   Events Leading to The Proceedings

     AFIM was a full service residential mortgage company and had all approvals necessary to service mortgages for the Federal National Mortgage Association
(FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA). Due to the collapse of the savings and loan industry, a significant amount of servicing was being offered by the Resolution Trust Corporation (RTC). This created an opportunity for AFIM to purchase servicing portfolios at historically low prices. Between fiscal 1992 and fiscal 1995 AFIM invested it's capital mainly in the purchase of mortgage servicing portfolios from the RTC and during that period it's servicing portfolio reached a principal balance of approximately $750 million.

     The servicing portfolio was AFIM's primary source of revenue and cash flows. However, in March of 1994 AFIM's management determined that it needed to enter the retail origination market to increase its servicing portfolio through the origination of new loans rather than bulk purchases, which would require raising additional capital. Management also determined that it needed to find an origination concept and strategy that would not require the capital necessary to implement a traditional branch office operation. Management wanted to take advantage of the many new technologies which had recently became available to the mortgage industry. It was at this time that AFIM initiated its concept of putting a loan officer directly in an established real estate office.

     During March and April, 1994, AFIM proceeded to invest a significant amount of its capital into both systems and personnel in an effort to implement this new origination strategy. AFIM had anticipated marketing this new concept in May, 1994. Unfortunately, technical problems encountered in meshing the technologies for its Desk Top Origination units delayed marketing until January, 1995. During 1995, AFIM was very successful in establishing its strategy in several real estate offices around the country.

     Although, AFIM was successful in locating real estate offices in which to implement its Desk Top Origination System, it was not nearly as successful in hiring experienced and qualified loan officers to operate the locations. The inability to hire experienced loan originators caused AFIM to fall significantly short of its loan production goals and projections. Therefore, AFIM was unable to generate from its loan production operations the revenue and cash flow necessary to support the infrastructure which was in place to handle much higher, anticipated volumes. This led to significant losses during fiscal 1996 and fiscal 1997.

     In an effort to generate the capital necessary to support the loan production operations, AFIM sold its servicing portfolio, anticipating that loan production would increase sufficiently to offset the lost revenue and cash flow previously realized from the servicing operations. Unfortunately, loan production did not increase as anticipated and AFIM had to close several of its nonproductive locations. Ultimately AFIM found itself in a situation where revenues and cash flow were insufficient to continue to support current operations and in January, 1997, AFIM decided to discontinue its operations and liquidate its remaining assets to satisfy creditors.

     On February 3, 1997, AFIM entered into an Agreement to sell its remaining loan production operations to First Mortgage Investment, Co. (FMIC). This allowed AFIM to eliminate the costs related to those operations. At that time AFIM still had approximately $150,000,000.00 of GNMA mortgage servicing rights, from which it derived some revenue.

     Unfortunately, due to the nature of the servicing portfolio and AFIM's lack of capital, AFIM was unable to service the portfolio properly within GNMA's guidelines. Thus, in April, 1997, AFIM advised GNMA of its deteriorating financial condition and requested approval for the sale of the remaining GNMA servicing rights to a third party. AFIM also advised GNMA that if the transaction was consummated under the proposed terms, AFIM anticipated having a shortage of approximately $350,000.00 to $400,000.00 in AFIM's mortgage custodial accounts. However, GNMA chose to seize the servicing portfolio instead of approving the sale. As a result, AFIM was left with no ongoing operations.

D.   Operations  During  the  Proceedings

     1.   AFIM

     As a result of its problems, on November 7, 1997, AFIM filed for relief under Chapter 11 of Title 11. On December 8, 1997, AFIM filed an Application seeking to employ the firm of Evans and Mullinix, P.A. as bankruptcy counsel (Debtor's Counsel). The Application also sought Court approval of an arrangement for payment to Debtor's Counsel providing for the full payment of the monthly billing statements with the proviso that a sum equal to 25% of the fees be held in the firm's trust account, pending further Orders of the Court. The Order approving the Application and the fee arrangement was entered January 16, 1998.

     Applications to employ other professionals were also filed. AFIM sought employment of (i) Allen Reeves, as special counsel, with expertise as a securities attorney; (ii) Grant Thornton, to prepare the Fiscal Year 1997 consolidated tax returns for Advanced and AFIM; and (iii) Thomas Carew, a tax specialist, whose services have been instrumental in formulating the Plan. The Court has not yet ruled on the Applications to employ Grant Thornton and Allen Reeves due to issues regarding the necessity for their employment until a Plan is confirmed and AFI no longer desires to employ the services of Mr. Reeves. On April 14, 1998, AFIM's application to employ Thomas Carew was approved, as was his fee arrangement, which is similar to that approved for Debtor's Counsel.

     On December 2, 1997, the United States Trustee conducted a Section 341 Meeting. At that time the Trustee determined that there was insufficient interest for an unsecured creditors' committee to be formed. Therefore, the AFIM Proceedings progressed without that additional expense until shortly after May, 1998, at which time a committee was formed by Commercial Federal Bank, Argo Federal Savings and Blackwell Sanders.

     Shortly after the filing of the AFIM Proceedings, on December 10, 1997, AFIM filed a motion requesting that the Court set a final date for the filing of proofs of Claim. The Court, by Order dated December 12, 1997, set that final date as January 26, 1998 (the Bar Date).

     On January 29, 1998, a Motion to Extend the Exclusive Periods for Filing Disclosure Statement and Plan was filed. While the United States Trustee and Commercial Federal Bank initially objected, they subsequently approved an Agreed First Order Increasing AFIM's Exclusive Periods. This Order was entered by the Court on April 14, 1998, extending the exclusive period for filing the Disclosure Statement to April 27, 1998, and extending the exclusive period for obtaining Confirmation to June 27, 1998. A Disclosure Statement was filed in accordance with that Order. This Joint Disclosure Statement is now filed in conjunction with the Advanced Proceedings.

     During the course of the AFIM Proceedings, various additional pleadings have been filed, seeking relief intended to enable AFIM to maintain the status quo with minimal disruptions. These motions sought and obtained the following relief:

     1. AFIM was authorized to compromise a contingent receivable owed by Ben Barrett in Lincoln, Nebraska, under a Net Branch Agreement. Pursuant to the compromise, Mr. Barrett's debt was reduced from $14,840.86 to $9,008.53.

     2. Matrix Financial was ordered to pay to AFIM's Estate the amount of $53,906.48, owed as Holdback Funds due under a contract for the sale of certain of AFIM's loan servicing rights to Matrix. These funds may be subject to the secured Claims of Argo and CFB.

     3. AFIM was authorized to borrow $15,000.00 from FMIC to fund the prepa-ration of the 1098 returns for 1997. Had this not been approved, the penalties assessed for failure to file the returns, which numbered in excess of 9,000, would have been prohibitive.

4. FMIC and AFIM requested approval of an agreement whereby FMIC tendered a final payment due under its Asset Purchase Agreement for the purchase of Mortgage Pipeline Loans from AFIM. The $15,000.00 loan was to be repaid as an offset against this final payment, resulting in a net payment to AFIM's Estate of $27,206.00. Objections to this request were raised by CFB and the US Trustee;

however, those objections were resolved and the Order approving the final payment was entered on May 20, 1998.

      5. AFIM sold its Florida mortgage lender's license for $15,000.00 to the Ark Group, Inc.

      6. AFIM filed a complaint against US Mortgage, to recover $25,343.00 due from its purchase of servicing rights from AFIM in June, 1997. US Mortgage paid the sums owing and the complaint has been dismissed.

     AFIM subleases an office from FMIC, the lessee of its building, and has only one employee, William Morris, who receives a monthly salary of $5,416.67. Although there are no actual operations Mr. Morris continues to work daily on issues related to AFIM's past mortgage banking operations. These issues include the signing of mortgage releases, assignments, forwarding documentation to investors who purchased loans from AFIM and generally addressing former borrowers' problems which occurred while their loans were serviced with AFIM. In addition Mr. Morris has been instrumental in negotiating the terms of the FMIC Transaction, which forms the basis of the Debtors' Plan, and has been responsible for maintaining compliance with the requirements of the AFIM Proceedings. The cost to operate is approximately $7,000.00 per month, which includes Mr. Morris' salary.

     During the AFIM Proceedings, AFIM has explored various possibilities for reorganizing its business. The Plan represents the best option and the one which will provide Creditors with the optimum recover on their claims. For a description of the Plan see the Section of this Disclosure Statement entitled "Summary of the Joint Plan of Reorganization".

     Attached hereto as "Exhibit "A" is a copy of the relevant portions of AFIM's monthly financial reports for the periods November 7, 1997, through June 30, 1998.

     2.   Advanced

     On May 8, 1998, Advanced filed for relief under Chapter 11 of Title 11. On that same date, Advanced filed an Application seeking to employ the firm of Evans and Mullinix, P.A. as bankruptcy counsel (Debtor's Counsel). The Application also sought Court approval of an arrangement for payment to Debtor's Counsel providing for the full payment of the monthly billing statements with the proviso that a sum equal to 25% of the fees be held in the firm's trust account, pending further Orders of the Court. The US Trustee objected to the fee arrangement as Advanced lacks resources with which to pay these expenses. Debtor's Counsel agreed that no payment would be expected until payment of administrative expenses pursuant to a confirmed Plan. The Order approving the Application was entered by the Court on July 2, 1998.

Applications to employ other professionals were also filed. Advanced sought employment of (i) James Swenson, as special counsel, whose expertise as a securities attorney is required for consummation of the Plan. The time for objecting to Mr. Swenson's employment expired without objection and the Order authorizing his employment was entered on July 1, 1998; and (ii) Thomas Carew, a tax specialist, whose services have been instrumental in formulating the Plan. The Order approving Mr. Carew's employment has been submitted to the Court.

     On June 9, 1998, the United States Trustee conducted a Section 341 Meeting. At that time the Trustee advised that although an unsecured creditors' committee was initially formed, the members of the committee had agreed to disband. Therefore, the Advanced Proceedings have progressed without that additional expense.

     Shortly after the filing of the Advanced Proceedings, on June 9, 1998, Advanced filed a motion requesting that the Court set a final date for the filing of proofs of Claim. The Court, by Order dated June 12, 1998, set that final date as July 24, 1998 (the Bar Date).

     During the course of the Advanced Proceedings, various additional pleadings have been filed, seeking relief intended to enable Advanced to maintain the status quo with minimal disruptions. These motions sought and obtained the following relief:

     1. On May 8, 1998, a motion requesting the administrative consolidation of the AFIM Proceedings and the Advanced Proceedings was filed in both cases. An objection filed by R.F. Bearden Associates, Inc., was overruled and the Order authorizing the consolidation was entered on July 2, 1998.

     2. On June 1, 1998, Advanced filed a Notice of Election to be Treated as Small Business and Request for an Order that Committees of Creditors not be Appointed. The Notice of Election is effective upon its filing and no further action of the Court is required.

E.   Assets and Sources for Repayment of Claims

     The Debtors intend to finance the Plan payments from the cash on hand, additional cash infusions contemplated by the Plan, liquidation of non-liquid assets and issuance of stock in Advanced. The Debtors' projections for the Plan are included in the Liquidation Analysis, attached hereto as Exhibit "B". These projections are not as accurate as the Debtors would like as the Debtors must employ professionals to assist it in consummating the FMIC Transaction. The Court has denied the Debtors' request to hire these professionals out of concern for the unsecured Creditors as the anticipated expenses may exceed $100,000.00. The Court believes the Creditors should be afforded the opportunity to vote on the Plan before the professionals' costs are incurred.

     1.  Cash and Cash Equivalents

     As of June 30, 1998, AFIM had approximately $131,892.00 in its Debtor in Possession checking account. This includes the proceeds from a $100,000.00 CD, which was held in an escrow account with Bank One, Texas, which CD was collateral for Bank One's agreement to indemnify Matrix Financial for any losses it may incur pursuant to the agreement under which Matrix purchased servicing rights from the

Debtors. Both the indemnification and the escrow expired on May 1, 1998, at which time the CD was released to AFIM, there being no claims made against it.

     2.   Office Building

     AFIM owns a 20,000 square foot office building located at 5425 Martindale, Shawnee, Kansas. FMIC has offered to purchase the building for $1,030,000.00, the net proceeds of which would satisfy the first mortgage. FMIC also holds the second mortgage against the building. This mortgage will be released and converted to equity in accordance with the Joint Plan of Reorganization.

     3.    Receivables

     AFIM is owed approximately $6,000.00-$10,000.00 from Matrix Financial as recovery of costs, pursuant to Matrix's purchase of certain of AFIM's loan servicing rights. AFIM also alleges that FNMA owes $29,454.00 for funds advanced by AFIM for the benefit of FNMA, which advances are subject to recovery from FNMA. Finally, AFIM is due approximately $165,000.00 from Advanced through an inter-company receivable. The Advanced receivable will be deemed collected when Advanced issues stock to AFIM'S Creditors. Otherwise, AFIM does not believe this debt is collectible.

F.   Liquidation Analysis

     The Debtors believe that the Plan provides its Creditors with the greatest possible value that can be realized on their respective Claims. If the Plan is not confirmed or consummated, the theoretical alternatives include, in addition to dismissal of the proceedings, (a) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code, (b) liquidation of the Debtors under Chapter 11 of the Bankruptcy Code, or (c) an alternative plan of reorganization. After studying these alternatives the Debtors believe that this Plan is the best alternative and will maximize recoveries by holders of Claims.

     If no Plan is confirmed, the Debtors' Chapter 11 proceedings may be converted to cases under Chapter 7 of the Bankruptcy Code. Trustees would then be appointed to liquidate the assets of the Debtors for distribution to their separate Creditors in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under Chapter 7 would result in smaller distributions to Creditors because of various factors, including: (a) additional administrative expenses in both cases resulting from the appointment of two trustees, attorneys and other professionals to assist the trustees; (b) additional federal and state income taxes, which would be entitled to priority payment, to the extent that property sold or distributed by the trustees has a value in excess of the tax basis in such property; (c) additional expenses and claims generated during the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations; and (d) failure to realize the greater going-concern value of the Debtors' assets, including the loss of the approximate $7 million NOL.

      If the Plan is not confirmed, the Debtors or, subject to the provisions of the Bankruptcy Code, any other party in interest, could attempt to formulate and propose a different plan or plans of reorganization. It is unlikely that the Debtors could propose a substantially different plan that would receive any greater support from or provide greater value to Creditors. Even if it would be possible to formulate a consensus regarding a substantially different plan, the Debtors believe that it would take a long time to do so and that the prospects for a larger distribution to Creditors are remote.

     The Debtors have proposed this Plan as the most practical means of providing a reasonable and expeditious distribution to the Creditors. As described herein, the aggregate distributions to impaired Classes receiving distributions under the Plan will be far greater than distributions which Creditors might receive under a liquidation of the Debtors. Confirmation and consummation of the Plan is preferable to the alternatives described above.

     1.   The Liquidation Analysis

      Upon liquidation of the Debtors, the following would occur:

     l. All assets of the Debtors, not otherwise exempt by applicable State and Federal law, would be converted into cash by either selling or surrendering tangible property to the respective properly secured Creditors and by collecting any accounts receivable.

     2. Creditors with valid, non-avoidable liens, would be paid from the net sale proceeds or the value of the surrendered assets, in the amounts of their respective claims, not to exceed in any instance, the amount of the creditor's interest in the property in which they have a security interest.

     3. Debts incurred, if any, during the Chapter 11 Proceedings, would be paid.

     4.   Costs of  administration  would be paid.

     5. Priority Creditors would be paid all available funds on a Pro Rata basis up to the amounts of their respective Claims.

     6.   The balance,  if any, would be paid to unsecured  Creditors.

     It is the Debtors' position that the approximate net value of the Estates upon liquidation will be minimal for unsecured Creditors.

     THE DEBTORS BELIEVE THAT LIQUIDATION OF THE DEBTORS WOULD NOT BE IN THE BEST INTERESTS OF THE DEBTORS, THE ESTATE OR THE CREDITORS AS LIQUIDATION WILL NOT ALLOW THE CREDITORS TO MAXIMIZE THEIR RECOVERIES.

     A copy of the Debtors' liquidation analysis, a comparison of the potential recovery under the Plan to that of Chapter 7 liquidation, is attached hereto as Exhibit "B".

G.   Plan Confirmation Analysis

     Upon confirmation of the Plan payments will be paid to secured Creditors, administrative expense Claimants and priority Creditors as outlined herein in the Section entitled Summary of Joint Plan of Reorganization.

     The Delaware Corporation Law Annotated ss. 303., entitled "Reorganization Under a Statute of the United States, Effectuation," provides that a plan of reorganization, confirmed by the order of a court of competent jurisdiction, may be put into effect without further action by the corporation's directors or stockholders. The corporation may therefore, in reliance on the Confirmation Order, take the following actions, which list is not intended to be all-encompassing:

     1.   Alter,  amend  or  repeal  by-laws;

     2. Constitute or reconstitute and classify or reclassify the board of directors;

     3.   Amend the certificate of  incorporation;

     4.   Change the capital or capital stock;

     5. Make any other amendment, change or alteration authorized by the Delaware corporation statutes.

     Thus, Confirmation shall be deemed authorization of the shareholders for the purpose of compliance with the Delaware statutes. As soon as practicable after Confirmation, Advanced shall filed with the Secretary of State of Delaware the appropriate Certificate of Amendment, evidencing its recapitalization and reorganization.

H.   Scheduled Claims

     (ANY STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS ARE ESTIMATES OF THE DEBTORS BASED ON CURRENTLY AVAILABLE INFORMATION AND ARE NOT A REPRESENTATION THAT SUCH AMOUNTS WILL ULTIMATELY PROVE CORRECT).

     1.   AFIM

     The Schedules, filed on November 7, 1997, as amended on December 10, 1997, and January 5, 1998, reflect the assets and liabilities of AFIM as of the filing date, November 7, 1997. The following sections summarize the information contained in the Schedules. Creditors should refer to the Schedules for more complete information.

          a. Priority Claims. AFIM scheduled one unsecured priority Claim totaling $20,700.00, owing to the IRS for 1098/1099 penalties. The IRS has determined that full abatement of this Claim is appropriate.

          b. Secured Claims. AIFM scheduled four (4) secured Creditors, with claims totaling $1,423,347.37. These Creditors are identified as Argo Federal Savings, Citizens National Bank, Commercial Federal Bank and First Mortgage Investment Co.

          c. General Unsecured Claims. Claims of the unsecured Creditors are scheduled in the approximate amount of $1,168,654.80 and are comprised primarily of trade debts related to AFIM's business.

          d. Executory Contracts and Leases. AFIM listed three (3) leases and service contracts as of the AFIM Petition Date. However, the property subject to these leases had been repossessed or returned to the lessors prior to the AFIM Petition Date.

     2.    Advanced

     The Schedules, filed on May 8, 1998, reflect the assets and liabilities of Advanced as of the filing date, May 8, 1998. The following sections summarize the information contained in the Schedules. Creditors should refer to the Schedules for more complete information.

          a. Priority Claims. Advanced scheduled no priority Claims.

          b. Secured Claims. Advanced scheduled three (3) secured Creditors, with claims totaling $917,223.78. These Creditors are identified as Bank Midwest, Citizens National Bank (CNB) and First Mortgage Investment Co.
     (FMIC); however, only Bank Midwest is secured by assets of Advanced. The debts due CNB and FMIC are guarantees of indebtedness of AFIM and are secured by assets of AFIM.

          c. General Unsecured Claims. Claims of the unsecured Creditors are scheduled in the approximate amount of $997,814.75 and are comprised primarily of trade debts related to the Advanced's business.

          d. Executory Contracts and Leases. Advanced listed no leases or service contracts.

I.   Real and Personal Property

     1.   AFIM

     As of the date of the filing of the Chapter 11 Bankruptcy Petition, AFIM listed four (4) tracts of real property with an aggregate value of $1,042,500.00. AFIM's interest in three (3) of the tracts was as lienholder. The fourth tract is AFIM's office building in Shawnee, Kansas.

     The following personal property was scheduled in the approximate aggregate amounts:

     1.   Deposits of money with banking institutions: $107,676.00

     2.   Stock Interests:  $4,542.00.

     3.   Accounts Receivable:  $351,503.00.

     4.   Contingent Claims:  $65,847.00.

     Further detail regarding the scheduled Claims and any administrative Claims incurred during the AFIM Proceedings may be found in AFIM's court files which are available for inspection at the Bankruptcy Court or at the offices of Debtor's Counsel. Those secured Creditors whose security has a value less than the amount of their Claim may be able to assert a Claim as an unsecured Creditor in addition to their secured Claim.

     2.   Advanced

     As of the date of the filing of the Chapter 11 Bankruptcy Petition, Advanced had no interest in any real property. The only personal property was $22.00 on deposit in a checking account at CNB.

     Further detail regarding the scheduled Claims and any administrative Claims incurred during the Advanced Proceedings may be found in Advanced's court files which are available for inspection at the Bankruptcy Court or at the offices of Debtor's Counsel. Those secured Creditors whose security has a value less than the amount of their Claim may be able to assert a Claim as an unsecured Creditor in addition to their secured Claim.

J.   Books and Records

     During the two years immediately preceding the filing of the petition, none of the Debtors' books and records relating to the affairs of the business have been destroyed, lost or disposed of, to the best knowledge of Debtors' management. The Debtors have employed the accrual method of accounting since the filing of the petition. The Debtors file consolidated tax returns for a fiscal year end of March 31.

     The Debtors have been responsible for the preparation of monthly financial reports filed in the AFIM Proceedings and the Advanced Proceedings. The Debtors have also filed complete federal and state income tax returns for all years in which such returns are required, with the exception of 1996 and 1997, which will be prepared once the Court approves the expenditure of funds for this purpose.

K.   Tax Aspects of the Plan

     The following is a general summary of certain material tax issues that may affect the Debtors. These issues include potential changes of corporate ownership and the resulting limitation of net operating losses cancellation of debt ("COD"), modification of debt deemed to be COD, accrual of interest or original issue discount ("OID") on such debt, excludability of COD income and the corresponding required reduction (mainly net operating loss and basis). Bankruptcy is by its nature very dynamic and subject to change. Bankruptcy taxation is likewise dynamic and projected results may change significantly, depending upon actions by creditors, shareholders and other factors, all of which may be outside the control of the Debtors. The Debtors' strategy is to maximize tax benefits and minimize tax costs coming out of bankruptcy. Necessarily, the Debtors must alter their strategy to react to the actions of others throughout the bankruptcy. Accordingly, this discussion will attempt to describe the areas set forth above.

     It is impractical to comment on all aspects of federal, state and local tax laws which may affect the Debtors, Creditors or interest holders. The following discussion is merely a summary of some of the general income tax principles applicable to the Debtors and does not purport to be a complete analysis or listing of all potential tax issues or risks. It is based, in part, on predicted future events which may not occur as predicted. There are a number of tax issues to which there are no definite answers under existing law, or which are actually based on certain facts. Moreover, other tax risks or issues may arise in the future which are unforeseen at the present time because of changes and factual circumstances affecting the Debtors and changes in legislation or statutory interpretation. IN VIEW OF THE COMPLEXITIES AND TAX LAWS, INTERESTS HOLDERS AND CREDITORS ARE ENCOURAGED TO CONSULT THEIR OWN ADVISORS WITH RESPECT TO TAX ISSUES AFFECTING THEM AND THE DEBTORS. THIS SUMMARY DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX ANALYSIS OF EACH INTEREST HOLDER OR CREDITOR. THE TAX CONSEQUENCES TO INDIVIDUAL CREDITORS AND INTEREST HOLDERS MAY VARY.

     1.   Tax Consequences to the Debtors

          a.   General

     The corporation in bankruptcy is treated as a continuation of the pre-bankruptcy entity. There is generally little or no differentiation between pre and post bankruptcy earnings and loss. The Debtors will continue to operate in essentially the same manner as they did prior to bankruptcy for tax purposes. The Debtors will continue to file all tax returns during the pendency of the bankruptcy. Post petition income taxes are generally administrative expenses.

     The bankruptcy filing will cause no direct impact on the shareholders of the Debtors as the Debtors are "C" corporations. No taxable event will occur until stock is disposed of or becomes worthless. At such time, the difference between the stockholders' basis in the stock and any proceeds received would create taxable gain or loss. The effect of the proposed Plan on Creditors is less certain and depends upon the specific modification proposed regarding each Creditor's debt and manner in which the Creditors have previously accounted for such debt. Accordingly, each Creditor must individually analyze the impact of the proposed Plan on its debt.

          b.   Net Operating Losses

     The Debtors are a fiscal year taxpayer with a March 31 year end. If the Debtors have incurred significant tax losses for prior tax years, the net operating losses may be carried back three (3) years and carried forward fifteen
(15) years.

     The amount of the tax loss that could be carried back or carried forward is currently being analyzed by the Debtors. The Debtors anticipate the net operating loss to approximate $7 million. The future utilization of these losses may be limited due to current and potential "changes of ownership" of the Debtors, although the Debtors believe the proposed Plan significantly reduces this possibility. More importantly, losses will be eliminated due to attribute reduction resulting from COD income exclusion. To the extent possible, the Debtors will attempt to maximize the future benefit of any future net operating losses.

          c.    Cancellation of Debt

      COD income is generally defined as the excess of the "adjusted" issue price of the outstanding debt over the amount paid to repurchase such debt. The Internal Revenue Code ("I.R.C.") Section 108 sets forth the rules involving COD income. Under I.R.C. 108 COD income is excluded from gross income to the extent that a taxpayer is insolvent before and after the COD, or it is excluded in full without regard to insolvency if the taxpayer/debtor is in Chapter 11. Under the Plan, all of AFIM's unsecured Creditors will share Pro Rata in any funds remaining after payment to the priority, Secured and other senior Classes of Creditors. Any amount that is not received by both AFIM's and Advanced's unsecured Creditors or that may be received by them if stock is issued, constitutes COD income which may be excluded from taxation under I.R.C. 108.

          d.   Debt Restructuring

      A restructuring of debt, even if the face amount of the debt is unchanged, may also create COD income, depending on the nature and extent of modifications. If the modifications of debt are sufficiently material in the aggregate under IRS promulgations and case law, then the old debt instruments will be deemed to be exchanged for new instruments, creating a taxable event.

          e.   Attribute Reduction

      The "price" for exclusion of COD income is the reduction of tax attributes. Under I.R.C. Section 108(b) tax attributes, to the extent of excluding COD income, are reduced in the following order:

     (a) Net operating losses for the current taxable year and the Debtors' NOL carryovers on a dollar for dollar basis.

     (b)  Business   tax  credits   (multiplied   by  three  to  create  a  loss
          equivalency);

     (c)  Minimum tax credits;

     (d)  Capital loss carryovers;

     (e)  Basis reduction for real and personal property;

     (f)  Passive activity loss and credit carryovers;  and

     (g)  Foreign tax carryovers;

     The net operating losses projected may be reduced by projected COD income, but the exact amount of this attribute reduction cannot be determined until the tax returns are completed and the amount of cancellation of debt income becomes more crystallized.

          f.   Change of Ownership - I.R.C. - 382

     I.R.C. Section 382 was created to avoid "trafficking in losses". This Section provides that if there is a change of ownership involving a 5% shareholder, and a change of more than 50 percentage points within a three year moving period, then the annual utilization of net operating losses will be limited to the product of the value of the stock of the company and the "long term tax exempt rate". Once the change occurs, income or loss for the year of the change is pro rated on a daily basis to determine the pre and post change loss utilization. There may be a change of ownership contingent upon attracting an acquisition partner, so that there could be an issue under I.R.C. Section 382 concerning the use of the net operating losses or their elimination. However, the Debtors believe the restructuring of both AFIM and Advanced in Chapter 11 Proceedings will avoid the ramifications of IRC ss. 382.

     There are numerous potential combinations of stock issuance that may, or may not, cause a change of ownership, and it is not currently possible to predict with certainty at this time how this potential change of ownership may, in fact, impair the ability of the Debtors to use net operating loss carry forwards.

     2.   Tax Consequences to the Creditors

     Both secured and unsecured Creditors may be either required to recognize income or allowed a deduction as a result of the implementation of the Plan. The exact tax treatment depends on each Creditor's method of accounting, the nature of each Creditor's Claim, the property being received and exchanged for such Claim, if any, and upon whether and to what extent such Creditor has taken a bad debt deduction in prior taxable years with respect to a particular debt owed to it by the Debtors. EACH HOLDER OF A SECURED CLAIM AND AN UNSECURED CLAIM IS URGED TO CONSULT WITH ITS TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE TREATMENT OF ITS CLAIM UNDER THIS PLAN.

L.   Litigation

     At the time the Debtors filed their Chapter 11 Proceedings, they were engaged in litigation over loan defaults and disputes over contracts and leases. Upon confirmation of the Plan all suits against the Debtors shall be dismissed with prejudice by the plaintiffs in those actions.

M.   Management of the Debtors

     At the time of the filing of these Proceedings William B. Morris was AFIM's only employee and officer. Mr. Morris holds the office of Sr. Vice President and Secretary. AFIM also has three directors, Daniel Starczewski, William B. Morris and Richard Schoenfeld; however, only Mr. Morris and Mr. Starczewski have remained active board members, continuing to serve in this capacity without compensation. The Debtors contemplate that Mr. Morris will continue his employment with the Reorganized Debtors.

     Mr. Morris was instrumental in negotiating the terms of the FMIC Transaction. In consideration for these extra ordinary services Mr. Morris shall be granted an option to purchase 149,999 shares of common stock in the Reorganized Advanced at an exercise price of $.25 per share upon the following terms, which shall commence two (2) years after Confirmation and continue for a period of ten (10) years thereafter:

     1. Once the stock has attained and maintained a bid price of $1.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase 37,499.75 shares of common stock;

     2. Once the stock has attained and maintained a bid price of $2.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase an additional 37,499.75 shares of common stock;

     3. Once the stock has attained and maintained a bid price of $3.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase an additional 37,499.75 shares of common stock;

     4. Once the stock has attained and maintained a bid price of $4.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase the remaining 37,499.75 shares of common stock.

     In exchange for this option Mr. Morris shall relinquish his right to participate in the distributions to the Class 13 Creditors under the Plan.

     Upon Confirmation an interim Board of Directors, consisting of Philip Holtgraves, Charles Holtgraves and William Morris will conduct the business of the Reorganized Debtors until a new Board of Directors is. The Reorganized Advanced's Board will be elected by its shareholders, a portion of which will include AFIM's unsecured Creditors. The new Board will be responsible for selecting a management team.

     The Reorganized Debtors' business will be conducted for the benefit of their Creditors, thereby creating the possibility that the unsecured Creditors will receive more than they would receive upon liquidation.

N.   Information Obtained by Plan Proponents

     The Plan Proponents compiled this Disclosure Statement after reviewing the court files, the monthly financial reports, the audited and unaudited financial reports, the appraisals of the assets, if any, and other related documents available to all Creditors and parties in interest.

                                   Article III
                   SUMMARY OF THE JOINT PLAN OF REORGANIZATION

A.   General Description of the Joint Plan of Reorganization

     1.   Assumptions

     It is presumed for the purposes of the Plan that AFIM's debt to FMIC is "qualified indebtedness" meaning that the debt was held by FMIC for at least 18 months prior to the filing of the bankruptcy or the debt arose in the ordinary course of business and was at all times held by FMIC. If neither of these facts is accurate then the proposed Plan cannot be accomplished; however, based on the information available to the Debtors and their advisors, the Debtors believe FMIC satisfies the test.

     AFIM's reorganization will consist of a simple liquidation of its assets in combination with its Creditors' exchange of debt for common stock in Advanced. If the Plan is not accepted by the Creditors, the Creditors will realize only their Pro Rata portions of the value of AFIM's liquid assets, currently estimated to be approximately $100,000.00, net of FMIC's secured mortgage debt and Chapter 11 and 7 administrative expenses. FMIC, as a secured creditor of AFIM, holds a superior and preferential position relative to all of AFIM's other unsecured Creditors.

     2.   The FMIC Transaction

     FMIC is, like AFIM, in the Mortgage Lending and Servicing business and intends to continue AFIM's core operating business. FMIC has also expressed interest in gaining access to the public capital markets; however, the cost of taking a company public is expensive. Should FMIC choose to go public on its own a significant portion of its cash flow would be constrained during the public offering process. Thus, FMIC's willingness to enter into the FMIC Transaction is contingent, in part, on the retention of Advanced's shareholder base, a contingency which can be met only through the issuance of stock in the Reorganized Advanced to the existing shareholders.

     Assuming that FMIC is successful in this endeavor, FMIC anticipates that Advanced will be able to obtain additional expansion capital from the public capital markets. Significant savings for FMIC can be achieved by the Plan which preserves Advanced as a public company and grants FMIC a quick and inexpensive vehicle to the public capital markets. These savings will be beneficial to the unsecured Creditors who will receive stock in a strong going concern.

     Advanced and AFIM also believe that the preservation of AFIM's Net Operating Loss Carry-Forward (NOL) is necessary to attain the maximum benefits for the Creditors of both Debtors. To accomplish this goal Advanced filed the Advanced Proceedings. Because both Advanced and AFIM are now in bankruptcy, it will be possible to preserve AFIM's NOL in accordance with the Bankruptcy Exception to the change of Ownership Rules under Internal Revenue Code Section 382(b).

     The Plan contemplates that FMIC will purchase AFIM's office building (the Property) and relinquish its secured Claim against the Property for the benefit of AFIM's Creditors, thereby increasing the value of AFIM's liquid assets by approximately $150,000.00. AFIM's unsecured Creditors will receive a Pro Rata distribution of AFIM's net liquid assets and both AFIM's and Advanced's unsecured Creditors will receive a Pro Rata distribution of a portion of Advanced's common stock in final satisfaction of their outstanding Claims. FMIC, which has held mortgage debt from AFIM for more than eighteen (18) months prior to the bankruptcy, will exchange this "qualified indebtedness" for a majority of Advanced's stock. The Debtors anticipate that FMIC will receive at least 60% of Advanced's stock in exchange for its release of its secured mortgage Claim against AFIM.

     Advanced will then be owned by FMIC, AFIM's and Advanced's unsecured Creditors and Advanced's previous shareholders. Because FMIC and the Creditors of AFIM and Advanced are "qualified creditors" who would own at least 50% of the new Advanced following the bankruptcy reorganization, the proposed Plan appears to meet the "bankruptcy exception" to the NOL limitation rules of IRC ss. 382(b).

     To encourage FMIC's performance and further investment under the Plan, Advanced has allowed FMIC to enter into a Stock Option Agreement pursuant to which FMIC will be granted an option to acquire additional shares of Advanced's common stock, thereby increasing FMIC's ownership interest from sixty percent (60%) to a maximum of eighty percent (80%) if the terms and conditions for the exercise of the option are met. Payment for said option, if exercised, shall consist of the transfer to Advanced of one or more operating business units and/or cash having an aggregate fair market value of approximately $1,500,000.00. The Debtors anticipate that this will, in turn, increase the value of the stock distributed pursuant to the Plan. FMIC will also not object to the disbursement of all cash in AFIM's Estate for payment of administrative expenses and distributions to Creditors.

     The transfer of the Property to FMIC on the Closing Date, as that term is defined in the Acquisition Agreement, shall, to the full extent allowed by the Bankruptcy Code and the authority and jurisdiction of the Court, and with the exception of the Lien of CNB, be free and clear of any and all liens, claims, liabilities, encumbrances and interests thereof and thereagainst of whatever type or description, including, without limitation, "claims", as defined in 11 U.S.C. ss. 101(5), restrictions on or conditions to transfer or assignment, mortgages, security interests, pledges, equities and other claims or interests (Claim/Interest), having arisen, existed or accrued prior to and through the Closing Date, whether direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, of, by or against AFIM or the Property. No Claim/Interest shall attach to the proceeds of the sale of the Property to FMIC. Said Claim/Interest shall include, without limitation the following:

          a. Claims/Interests arising through the Closing Date, if any, of any governmental unit for taxes, excepting real property taxes accruing for calendar year 1998, and subsequent years;

          b. Claims/Interests arising through the Closing Date relating to any executory contract or lease affecting or in any way relating to the Property, including, without limitation, Claims/Interests of AFIM Creditors arising from AFIM's failure to perform its obligations to said parties whether such failure occurred prior to or on the Closing Date;

          c. Claims/Interests arising through the Closing Date which relate to work performed by any contractor or materialman and which may give rise to a mechanic's lien or similar Claim/Interest against the Property, excepting any such Claims/Interests arising from work performed at the request of FMIC.

     The FMIC Transaction shall not be construed as or constitute the assumption by FMIC of the Debtors' operations as a successor in any respect of the Debtors' businesses within the meaning of any laws, rules or regulations relating to any revenue, pension ERISA, tax, environmental, labor or products liability matters. Furthermore, FMIC shall, to the full extent allowed by the Bankruptcy Code and the authority and jurisdiction of the Court, have no liability under any federal, state or local environmental laws by virtue of FMIC's purchase of the Property; provided, however, the Acquisition Agreement shall not change FMIC's liability under such statutes as an owner of the Property or operator of the Property for such periods as FMIC has operated, occupied or continues to operate or occupy the Property.

     The terms and conditions of the FMIC Transaction are fully set forth in the
proposed   Acquisition   Agreement  and  Stock  Option   Agreement,   which  are
incorporated fully herein and attached hereto as Exhibit "C".

B.   Designation of Classes of Claims and Interests

     All Claims and interests against the Debtors of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from transactions of the Debtors or rejection of executory contracts and/or unexpired leases and all interests arising from the ownership of the Debtors, whether resulting in an Allowed Claim or not, shall be bound by the provisions of the Plan.

     1.   AFIM

     Classification of Claims against and interests in AFIM, with the exception of Administrative Claims and priority tax Claims which are unclassified pursuant to 11 U.S.C. ss. 1123(a)(1), shall be classified as follows:

      Class l: Allowed Secured Claim of Argo Federal Savings.

      Class 2: Allowed Secured Claim of Citizen's National Bank.

      Class 3: Allowed Secured Claim of Commercial Federal Bank

      Class 4: Allowed Secured Claim of First Mortgage Investment Co.

      Class 5:  Allowed  Unsecured  Prepetition  Claims  without  Priority   and
                Allowed Undersecured Claims.

      Class 6:  The Allowed Interests of AFIM.

     2.    Advanced

     Classification of Claims against and interests in Advanced, with the exception of Administrative Claims and priority tax Claims which are unclassified pursuant to 11 U.S.C. ss. 1123(a)(1), shall be classified as follows:

      Class 7:  Allowed Secured Claim of Bank Midwest.

      Class 8:  Allowed Secured Claim of Citizen's National Bank.

      Class 9:  Allowed Secured Claim of First Mortgage Investment Co.

      Class 10: Allowed Unsecured Guaranty Claims.

      Class 11: Allowed  Unsecured  Prepetition  Claims  without  Priority   and
                Allowed Undersecured Claims.

      Class 12: The  Allowed  Interests of the Holders  of  Preferred  Stock  in
                Advanced.

      Class 13: The  Allowed  Interests  of  the  Holders  of  Common  Stock  in
                Advanced.

      Impaired Classes:  Classes 1 through 13 are impaired by this Plan.

     Treatment of Stock Options. Any stock option outstanding and unexercised, relating to stock in Advanced or AFIM, shall be deemed to have rejected as of the Petition Dates and shall have no further force or effect.

     Cancellation of Interests. On the Effective Date all stock interests in Advanced or AFIM shall be deemed cancelled and of no further force or effect except as evidence of such holder's entitlement to a distribution, if any, under the Plan. On the Effective Date any holder of a stock interest asserting an entitlement to a distribution must deliver to Debtors' Counsel proof of such entitlement in the form of the original stock certificate. Stock interests held in a street name shall be issued through the appropriate broker or transfer agent.

C.   Details of the Plan

     For further detail concerning the treatment of the Classes identified herein and the means of execution of the Plan, Creditors are urged to review the Joint Plan of Reorganization, filed simultaneously herewith, in its entirety.

     1.   Unclassified Claims

     In  accordance  with 11 U.S.C.  ss.  1123(a)(1)  Administrative  Claims and
Allowed Priority Tax Claims of the kinds specified in Sections 507(a)(1), 507(a)(7) and 507(b) of the Bankruptcy Code, respectively, have not been classified in the Plan and are excluded from the Classes discussed in the Disclosure Statement. Such unclassified Claims will be treated as described below.

          a. Administrative Claims. Subject to the Bar Date and certain other provisions contained in this Plan, as described in this subsection, each holder of an Allowed Claim for administrative costs and expenses of the kind specified in Sections 507(a)(1) or 507(b) of the Bankruptcy Code, shall receive, on account of and in full satisfaction of such Allowed Claim, cash equal to the amount of such Allowed Claim, unless the holder agrees to a less favorable treatment of such Claim. Without limiting the foregoing, all fees payable under 28 U.S.C. ss. 1930 that have not theretofore been paid shall be paid on the Effective Date. All Allowed
     Claims for administrative costs and expenses shall be paid by the Reorganized Debtors.

          There are two possible types of Administrative Claims in the Proceedings. The first consists of Administrative Claims incurred by the Debtors in the ordinary course of their affairs since the Petition Dates, including taxes and ordinary business expenses. Payment on these Administrative Claims will not be made until such payment otherwise would have become due in the ordinary course of the Debtors' business or under the terms governing the Claim in the absence of the Proceedings.

          The second type of Administrative Claim consists of fees and expenses as allowed by Order of the Bankruptcy Court (i) for the services of professionals employed by the Debtors and (ii) for expenses incurred by other parties in interest making a "substantial contribution" in the Proceedings. The Debtors are not presently aware of the extent, if any, to which any party in interest will seek reimbursement for expenses in making a "substantial contribution" in the Proceedings. Neither do the Debtors believe any such request will be made.

          Under this Plan, all applications for final compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Proceedings) and all other requests for payment of administrative costs and expenses incurred before the Effective Date under ss.ss. 507(a)(1) or 507(b) of the Bankruptcy Code (except for Claims for trade debt incurred in the ordinary course of business and Claims under 28 U.S.C. ss. 1930) shall be filed no later than thirty days after the Effective Date, unless such date is extended by the Bankruptcy Court and on notice to the Reorganized Debtors. Any such Claim that is not filed within this deadline shall be forever barred and any holders of Administrative Claims who are required to file a request for payment of such Claims and who do not file such request by the applicable deadline shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or any of their property.

          The Debtors anticipate that Administrative Claims will not exceed $100,000.00.

          b. Priority Claims. The Allowed Priority Tax Claims consist of the tax Claims of the Johnson County treasurer in the amount of $4,529.62, for personal property taxes. The priority portion of these Claims will be paid in full and to the extent that they are nondischargeable from the sale of AFIM's office building. The dischargeable portion of these Claims shall be treated as a Class 5 Claim.

     2.   Classified Claims of AFIM

          a.    Allowed Secured Claims.

     The Plan  classifies  AFIM's Allowed Secured Claims into the following four
     (4) Classes:

          Class 1: (The Allowed Secured Claim of Argo Federal Savings). Class 1 consists of the prepetition Secured Claim of Argo in the amount of approximately $80,000.00 as of the AFIM Petition Date. The Class 1 Claim is secured by one-half of the Holdback Funds, having an approximate value of $53,906.48.

          AFIM is currently reviewing Argo's loan documentation to determine the validity of Argo's Lien. The Class 1 Claim shall be paid in full on or before the Effective Date, or as soon as practicable thereafter, unless
     AFIM has previously contested the secured nature of this Claim. To the extent this Class 1 Creditor's Claim is undersecured, the Allowed Undersecured Claim shall be paid in accordance with the treatment provided for the Class 5 Creditors.

          Class 1 is impaired under this Plan.

          Class 2: (The Allowed Secured Claim of Citizen's National Bank). Class 2 consists of the prepetition Secured Claim of CNB in the amount of approximately $731,176.66 as of the AFIM Petition Date. The Class 2 Claim is secured by a first mortgage on AFIM's office building in Shawnee, Kansas, having an approximate value of $1,030,000.00. During the course of these Proceedings the Class 2 Creditor has continued to receive its regular monthly mortgage payments. AFIM believes the Class 2 Allowed Secured Claim is fully secured by the collateral.

          This Class 2 Claim shall be paid in full from the sale of the office building to FMIC, which shall assume the first mortgage indebtedness. Upon FMIC's assumption of the debt owed the Class 2 Creditor, the Class 2 Creditor shall release AFIM from any further obligation to the Class 2 Creditor. The Class 2 Claimant will retain its security interest in the collateral pending that sale.

          Class 2 is impaired under this Plan.

          Class 3: (The Allowed Secured Claim of Commercial Federal Bank). Class 3 consists of the Secured Claim of CFB in the amount of approximately $460,000.00 as of the AFIM Petition Date.. The Class 3 Claim is secured by one-half of the Holdback Funds, having an approximate value of $53,906.48.

          AFIM is currently reviewing CFB's loan documentation to determine the validity of CFB's Lien. The Class 3 Claim shall be paid in full on or before the Effective Date, or as soon as practicable thereafter, unless AFIM has previously contested the secured nature of this Claim. To the extent this Class 3 Creditor's Claim is undersecured, the Allowed Undersecured Claim shall be paid in accordance with the treatment provided for the Class 5 Creditors.

          Class 3 is impaired under this Plan

          Class 4: (Allowed Secured Claim of First Mortgage Investment Co.). Class 4 consists of the Secured Claim of FMIC in the amount of approximately $152,170.71 as of the AFIM Petition Date. The Class 4 Creditor is secured by a second mortgage in AFIM's office building, located in Shawnee, Kansas, having a value of $1,030,000.00.

          The Class 4 Creditor shall release its mortgage interest and convert its debt to equity in Advanced.

          Class 4 is impaired under the Plan.

          b.   Allowed Unsecured Claims Without Priority.

          Class 5: (Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims). Class 5 consists of the Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims, with Claims aggregating approximately $3,000,000.00. Each Class 5 Creditor shall receive its Pro Rata share of a cash dividend, which may approximate eleven percent (11%) of its Claim, on the Effective Date or as soon as is practicable thereafter. Said dividend shall be paid from Available Cash. If assets remain to be liquidated or collected, the cash generated by that liquidation will be distributed after receipt but no more often than on a calendar quarterly basis.

          The Class 5 Creditors shall also share with the Class 11 Creditors in a Pro Rata distribution of 900,000 shares of common stock in the Reorganized Advanced, resulting in an approximate aggregate 30% ownership interest in Advanced. No fractional shares will be issued and the new shares of stock issued shall be rounded to the nearest whole share. As the value of fractional shares will be less than $0.10 (ten cents), no cash payments will be made for fractional shares. Any shareholder who would receive less than one half share of stock in the Reorganized Advanced will receive nothing in this exchange AFIM anticipates that with appreciation in value of the stock, the Class 5 Creditors may potentially receive more than payment in full of their Claims.

          Each Class 5 Creditor shall also be entitled to receive one Warrant for each share of stock in the Reorganized Advanced distributed to such Creditor. The Warrant shall be a detachable Class A Warrant, with a fixed termination date of March 31, 2002, and may be separately transferred. Each Class A Warrant will entitle the holder to purchase one share of common stock in the Reorganized Advanced at a price of $1.25 at any time on or before March 31, 2002. The

     Board of Directors of the Reorganized Advanced shall have the right, at any time after the bid price of the common stock is at least 120% of the exercise price and remains at such price for a period of twenty (20) consecutive trading days, to call any or all of such Warrants for redemption at a par value price of $.001 per warrant upon thirty (30) days' written notice to the warrantholders, provided that the bid price is at least 120% of the exercise price on the call date. Any Warrants which are called will expire and be of no further value of not exercised by the holders on or before the call date. The Warrants shall not be redeemable until and unless a current registration statement is in effect. The Reorganized Advanced may, in its sole discretion, extend the expiration date of the Warrants and/or reduce the exercise price of the Warrants.

          Each Warrant shall bear a restrictive legend prohibiting its transfer or exercise in the event such transfer would diminish the number of shares FMIC would otherwise receive pursuant to the Stock Option Agreement. Pursuant to the Option, FMIC is entitled to receive 3,000,000 shares of stock in Advanced, provided that the number of shares which FMIC may receive is limited to no more than or one (1) share less than the number of shares which, when taken together with all other transactions relevant to a "change of control" under Section 382(g) of the IRC would trigger such a "change in control". The legend in the Warrant is intended to prohibit a transfer which would otherwise trigger such limitation.

          Class 5 is impaired under this Plan.

          c.   Allowed Interests of AFIM.

          Class 6: (The Allowed Interests of AFIM). Advanced is the sole shareholder of AFIM. As a condition to the FMIC Transaction, FMIC has insisted that the existing shareholders receive a portion of the stock in the Reorganized Advanced under this Plan. Therefore, as this Plan contemplates the infusion of capital in the form of stock from Advanced, thereby altering its ownership, Advanced shall be deemed to have made a substantial contribution to this Plan and shall be entitled to retain its ownership interest in the Reorganized AFIM.

          Class 6 is impaired under this Plan..

     3.   Classified Claims of Advanced

          a.    Allowed Secured Claims.

     The Plan classifies  Advanced's secured Claims into the following three (3)
     Classes:

          Class 7: (The Allowed Secured Claim of Bank Midwest). Class 7 consists of the prepetition Secured Claim of Bank Midwest in the amount of approximately $38,352.69 as of the Advanced Petition Date. The Class 7 Claim is secured by common stock in both Advanced and AFIM, having an approximate value of $900.00.

          The Class 7 Creditor shall receive a payment of $900.00 on the Effective Date, or as soon thereafter as is practicable, in full satisfaction of this Class 7 Claim. To the extent this Class 7 Creditor's Claim is undersecured, the Allowed Undersecured Claim shall be paid in accordance with the treatment provided for the Class 11 Creditors.

          Class 7 is impaired under this Plan.

          Class 8: (The Allowed Secured Claim of Citizen's National Bank). Class 8 consists of the prepetition Secured Claim of CNB in the amount of approximately $727,691.49 as of the Advanced Petition Date. The Class 8 Claim is secured by a first mortgage on AFIM's office building in Shawnee, Kansas, having an approximate value of $1,030,000.00. During the course of AFIM's Proceedings the Class 8 Creditor has continued to receive its regular monthly mortgage payments. Advanced believes the Class 8 Allowed Secured Claim is fully secured by the collateral.

          This Class 8 Claim shall be paid in full from the sale of the office building to FMIC, which shall assume the first mortgage indebtedness. Upon FMIC's assumption of the debt owed the Class 8 Creditor, the Class 8 Creditor shall release AFIM from any further obligation to the Class 8 Creditor. The Class 8 Claimant will retain its security interest in the collateral pending that sale.

          Class 8 is impaired under this Plan.

          Class 9: (The Allowed Secured Claim of First Mortgage Investment Co.). Class 9 consists of the Secured Claim of FMIC in the amount of approximately $151,179.60 as of the Advanced Petition Date. The Class 9 Creditor is secured by a second mortgage in AFIM's office building, located in Shawnee, Kansas, having a value of $1,030,000.00.

          The Class 9 Creditor shall release its mortgage interest and convert its debt to equity in Advanced.

          Class 9 is impaired under the Plan.

          b.   Allowed Unsecured Claims Without Priority.

          Class 10: (Allowed Prepetition Unsecured Guaranty Claims). Class 10 consists of the Allowed Prepetition Unsecured Guaranty Claims, with Claims aggregating approximately $546,789.12. Each Class 10 Creditor is a member of Class 5 and shall be treated in accordance with the treatment accorded the Class 5 Claimants.

          Class 10 is impaired under this Plan.

          Class 11: (Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims). Class 11 consists of the Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims, with Claims aggregating approximately $488,478.32, of which $167,666.10 consists of an intercompany trade payable owed to AFIM. Each Class 11 Creditor shall share with Classes 5 and 10 in a Pro Rata distribution of 900,000 shares of common stock in the Reorganized Advanced, resulting in an initial approximate aggregate 30% ownership interest in Advanced. No fractional shares will be issued and the new shares of stock issued shall be rounded to the nearest whole share. As the value of fractional shares will be less than $0.10 (ten cents), no cash payments will be made for fractional shares. Any shareholder who would receive less than one half share of stock in the Reorganized Advanced will receive nothing in this exchange.

          Each Class 11 Creditor shall also be entitled to receive one Warrant for each share of stock in the Reorganized Advanced distributed to such Creditor. The Warrant shall be a detachable Class A Warrant, with a fixed termination date of March 31, 2002, and may be separately transferred. Each Class A Warrant will entitle the holder to purchase one share of common stock in the Reorganized Advanced at a price of $1.25 at any time on or before March 31, 2002. The Board of Directors of the Reorganized Advanced shall have the right, at any time after the bid price of the common stock is at least 120% of the exercise price and remains at such price for a period of twenty (20) consecutive trading days, to call any or all of such Warrants for redemption at a par value price of $.001 per warrant upon thirty (30) days' written notice to the warrantholders, provided that the bid price is at least 120% of the exercise price on the call date. Any Warrants which are called will expire and be of no further value of not exercised by the holders on or before the call date. The Warrants shall not be redeemable until and unless a current registration statement is in effect. The Reorganized Advanced may, in its sole discretion, extend the expiration date of the Warrants and/or reduce the exercise price of the Warrants.

          Each Warrant shall bear a restrictive legend prohibiting its transfer or exercise in the event such transfer would diminish the number of shares FMIC would otherwise receive pursuant to the Stock Option Agreement. Pursuant to the Option, FMIC is entitled to receive 3,000,000 shares of stock in Advanced, provided that the number of shares which FMIC may receive is limited to no more than or one (1) share less than the number of shares which, when taken together with all other transactions relevant to a "change of control" under Section 382(g) of the IRC would trigger such a "change in control". The legend in the Warrant is intended to prohibit a transfer which would otherwise trigger such limitation.

          The number of shares each Class 11 Creditor may receive will be determined once all Disputed Claims have been resolved and all cash distributions to the Class 5 Creditors have been made. Advanced anticipates that with appreciation in value of the stock, the Class 11 Creditors may potentially receive more than payment in full of their Claims.

          Class 11 is impaired under this Plan.

          c.   Allowed Interests of Advanced.

          Class 12: (The Allowed Interests of Holders of Preferred Stock in Advanced.). Class 12 consists of the Allowed Interests of the Holders of the Preferred Stock in Advanced. There are currently approximately 363,000 shares of Series B Preferred Stock outstanding, held by approximately 19 shareholders. As a condition to the FMIC Transaction, FMIC has insisted that the existing shareholders receive a portion of the stock in the Reorganized Advanced under this Plan. Therefore, the Class 12 Creditors shall be deemed to have converted their preferred stock interests in Advanced to a like number of shares of common stock interests in Advanced. Each Class 12 Creditor shall receive a Pro Rata distribution with Class 13 in the form of common stock in the Reorganized Advanced, resulting in an approximate aggregate 10% ownership interest in Advanced.

          Class 12 is impaired under this Plan..

          Class 13: (The Allowed Interests of Holders of Common Stock in Advanced.). Class 13 consists of the Allowed Interests of the Holders of the Preferred and Common Stock in Advanced. There are currently approximately 5,836,476 shares of Common Stock outstanding, held by approximately 187 shareholders. As a condition to the FMIC Transaction, FMIC has insisted that the existing shareholders receive a portion of the stock in the Reorganized Advanced under this Plan. Therefore, with the exception of the common stock interest held by William B. Morris, the Class 13 Creditors shall, with the Class 12 Creditors, receive its Pro Rata share of 300,000 shares of common stock in the Reorganized Advanced, resulting in an approximate aggregate 10% ownership interest in Advanced. William B. Morris shall relinquish and release any and all stock interests, excepting any shares held by or in retirement plans, in consideration for the options described in section I.M.., supra.

          The Debtors anticipate that there will be 5,693,913 shares of common stock outstanding after conversion of the preferred stock held by the Class 12 Creditors and the release of the stock held by William Morris. This will, in turn, convert to approximately 0.05269 shares of common stock in the Reorganized Advanced. No fractional shares will be issued and the new shares of stock issued shall be rounded to the nearest whole share. As the value of fractional shares will be less than $0.10 (ten cents), no cash payments will be made for fractional shares. Any shareholder who would receive less than one half share of stock in the Reorganized Advanced will receive nothing in this exchange.

          Class 13 is impaired under this Plan.

          Attached hereto as Exhibit "D" is a Claims Analysis, setting forth the Claims of Creditors by Class and in the amounts on which payments pursuant to the Plan have been calculated.

D.   Means of Execution of the Plan

     Consummation of the Plan will require approximately three steps:

     Step One:      AFIM must  complete  its  audits  and bring its SEC  filings current before FMIC will complete the FMIC Transaction. The completion of the audits are also necessary to determine the final amount of the NOL. Therefore, AFIM shall retain the following professionals whose services are necessary to consummate the FMIC Transaction:

                    1. A securities attorney to assist with the necessary filings required by the Securities and Exchange Commission
                    (SEC). The retention of this counsel has already been approved by the Court.

                    2. The accounting firm of Grant Thornton to complete the March 31, 1997, and March 31, 1998, audited financial statements and tax returns. Retention of Grant Thornton shall occur following confirmation of the Plan.

     Step Two:      Upon  approval  of the Plan FMIC will  purchase  the  office building  from AFIM and  convert  its second  mortgage  into
                    stock  of  Advanced.   This  will   provide  an   additional
                    $150,000.00 of cash, which will be distributed to the administrative Claimants and Creditors of AFIM.

     Step Three:    Upon  approval  of  the  Plan  FMIC,  AFIM and Advanced will proceed toward consummation of the FMIC Transaction and issuance of the common stock in Advanced to FMIC and the unsecured Creditors.

     The particulars of the foregoing are set forth in the Plan.

E.    Modification of the Plan

     The Debtors may propose amendments or modifications to the Plan at any time prior to the Confirmation Date with leave of the Bankruptcy Court. After the Confirmation Date, parties-in-interest, including the Debtors, may, with Bankruptcy Court approval and so long as it does not materially or adversely affect the interest of Creditors, remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

F.   Amendment of Claims After Bar Date

     Claimants shall not be permitted to amend or otherwise modify any Claim after the Bar Date without leave of the Bankruptcy Court, unless the Claimant has specifically reserved a right to amend its Claim.

     This First Amended Joint Disclosure Statement, dated the 29th day of July, 1998, is hereby approved by the undersigned.

AFI MORTGAGE, CORP.                     ADVANCED FINANCIAL, INC.

/s/ William B, Morris                   /s/ William B, Morris
-------------------------------------   -------------------------------------
BY:  William B. Morris, Vice President  BY:  William B. Morris, Vice President
Case No.  97-43122-11-JAP               Case No. 97-41228-11-JAP


SUBMITTED BY:

EVANS & MULLINIX, P.A.

/s/ Joanne B. Stutz
-------------------------------------
Thomas M. Mullinix  KS #7309
Joanne B. Stutz   KS #12365;  MO #30810
Evans and Mullinix, P.A.
15301 W. 87th Street Pkwy., Ste. 220
Lenexa, KS  66219-1428
913-541-1200; 913-541-1010 (Fax)
ATTORNEYS FOR AFI MORTGAGE, CORP. and
ADVANCED FINANCIAL, INC.

                                    EXHIBITS


Exhibit A:  Summary of AFI Mortgage, Corp. Income  Statements  From  11/7/97  to
            6/30/98*

Exhibit B:  Liquidation Analysis*

Exhibit C:  Proposed  Acquisition  Agreement  and  Stock  Option  Agreement with
            FMIC**

Exhibit D:  Claims Analysis*

-------------

*Pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended, these exhibits have been omitted from this filing. The registrant agrees to furnish supplementally a copy of such omitted exhibits to the Commission upon request.

**This exhibit is being filed as Exhibit 2.3 to the Form 8-K.